Exhibit 99.1
News Release
Media Contact: Megan Manzari Investor Contact: Matt Scalo
(385) 318-3718 (801) 584-3532
megan.manzari@myriad.com matt.scalo@myriad.com

Myriad Genetics Reports Third Quarter 2023 Financial Results; Generates Double-Digit Revenue Growth; Raises 2023 Revenue Guidance and
Introduces 2024 Revenue Guidance
Highlights:
•Third quarter testing volume grew 18% year-over-year, excluding contributions from the SneakPeek® Early Gender DNA Test, the fifth consecutive quarter of double-digit year-over-year growth. In the third quarter and year-to-date:
▪Hereditary cancer test volumes grew 18% and 20% year-over-year, respectively.
▪GeneSight® pharmacogenomics test volumes grew 19% and 24% year-over-year, respectively.
▪Prenatal test volumes grew 20% and 14% year-over-year, respectively, excluding contributions from the SneakPeek Early Gender DNA Test.
•Third quarter revenue of $191.9 million, grew 23% year-over-year, inclusive of a $7.1 million change of estimate1 in the current quarter versus $(5.3) million change of estimate1 in the third quarter of 2022. Excluding these change of estimates1, third quarter and year-to-date 2023 revenue increased 14% and 15% year-over-year, respectively. A majority of the $7.1 million change of estimate1 in the third quarter of 2023 reflects better than expected collections related to payor challenges highlighted in the second quarter of 2023.
•Third quarter GAAP gross margin of 70.0%, increased 221 basis points over the third quarter of 2022.
•Diluted GAAP earnings per share (EPS) were $(0.75) and adjusted EPS were $(0.03) in the third quarter.
•GAAP cash flow from operations was $(26.6) million in the third quarter; adjusted cash flow from operations was $(2.7) million in the third quarter, which excludes an initial cash payment of $20.0 million related to the settlement of the securities class action lawsuit.

•Increases 2023 revenue guidance to between $747 million and $753 million, or 10% - 11% growth over 2022, from previous range of between $730 million and $750 million.
•Introduces 2024 revenue guidance of between $815 million and $835 million, or 9% - 11% growth over the mid-point of the 2023 revenue guidance range.
•In October 2023, expanded asset-based credit facility to $115.0 million from $90.0 million.
•In October 2023, Myriad Genetics settled the Ravgen litigation of which $5 million was paid on October 31, 2023, $5 million is payable on or before October 31, 2024, and $2.75 million is payable on or before October 31, 2025. Contingent on future events, an additional $21.25 million, if payable, would be paid in five annual installments commencing no earlier than January 1, 2026.
•In October 2023, Myriad Genetics agreed on a new long-term agreement with UnitedHealthcare, effective January 1, 2024, and runs through December 31, 2027.
•In October 2023, Myriad Genetics signed a new master collaboration agreement with QIAGEN to develop companion diagnostic tests in the field of cancer.
•In November 2023, Myriad Genetics named Sam Raha as Chief Operating Officer, effective December 11, 2023.

SALT LAKE CITY, November 6, 2023 – Myriad Genetics, Inc. (NASDAQ: MYGN), a leader in genetic testing and precision medicine, today announced financial results for its third quarter ended September 30, 2023. The Company also provided an update on its business performance and 2023 financial guidance.
"For the third quarter and year-to-date 2023, Myriad Genetics generated revenue growth of 14% and 15% over the prior year periods, respectively, excluding prior period collections1. In the third quarter of 2023, we continued to gain share in hereditary cancer testing, reporting a fifth consecutive quarter of volume growth year-over-year, and saw an acceleration in growth in our prenatal testing business, generating 20% year-over-year volume growth, excluding our Sneakpeek Early Gender DNA Test," said Paul J. Diaz, president and CEO, Myriad Genetics. “With industry leading gross margins and diligent cash management, we believe we have demonstrated our commitment to achieving profitability all while growing the business. We also improved our financial flexibility by expanding our credit facility. We remain confident in our ability to achieve our goal of adjusted profitability by the fourth quarter 2023 and sustainable 10%+ annual revenue growth for this full year and beyond."

Financial and Operational Highlights:
•Test volumes of 356,000 in the third quarter of 2023 increased 40% year-over-year, or 18% excluding contributions from the SneakPeek Early Gender DNA Test.
•The following table summarizes year-over-year quarterly testing volume changes in the company's core product categories:

	Three months ended September 30, 2023	Nine months ended September 30, 2023	Three months ended September 30, 2022	Nine months ended September 30, 2022
	Year-over-Year	Year-over-Year	Year-over-Year	Year-over-Year
Product volumes:
Hereditary cancer	18%	20%	4%	(6)%
Tumor profiling	(1)%	7%	3%	(4)%
Prenatal	85%	78%	0%	(2)%
Pharmacogenomics	19%	24%	34%	40%
Total	40%	41%	12%	8%

•Excluding contributions from the SneakPeek Early Gender DNA Test:
◦Prenatal testing volumes in the third quarter 2023 increased 20% year-over-year and was flat sequentially. In the second quarter 2023 prenatal testing volumes increased 12% year-over-year and 1% sequentially.
•The following table summarizes year-over-year quarterly revenue changes in the company's core businesses by product category:

	Three months ended			Nine months ended
(in millions)	September 30, 2023	September 30, 2022	% Change	September 30, 2023	September 30, 2022	% Change
Product revenues:
Hereditary cancer	$86.5	$70.5	23%	$238.9	$220.6	8%
Tumor profiling	30.2	30.8	(2)%	103.5	96.9	7%
Prenatal	39.5	22.1	79%	111.3	87.3	27%
Pharmacogenomics	35.7	33.0	8%	102.9	95.5	8%
Total	$191.9	$156.4	23%	$556.6	$500.3	11%

•Year-over-year revenue growth in the third quarter of 2023 reflects a $7.1 million change of estimate1 in the current quarter versus $(5.3) million change of estimate1 in the third quarter of 2022, excluding these change of estimates1, third quarter 2023 revenue increased 14% year-over-year, and hereditary cancer testing revenue increased 13% year-over-year.
•GAAP gross margins of 70.0% in the third quarter of 2023; adjusted gross margins for the third quarter of 2023 was 70.4%, an increase of 140.0 basis points from the second quarter of 2023.
•GAAP total operating expenses in the third quarter of 2023 were $194.4 million. Adjusted operating expenses in the quarter were $137.3 million.

•GAAP operating loss in the third quarter of 2023 was $60.1 million, which factors in an accrual related to the settlement of the Ravgen litigation of which $5 million was paid on October 31, 2023, $5 million is payable on or before October 31, 2024, and $2.75 million is payable on or before October 31, 2025. An additional $21.25 million is contingent on whether Ravgen is successful in resolving all outstanding patent re-examinations and litigation. If payable, the contingent amount would be payable over a five year period beginning no earlier than 2026. The adjusted operating loss in the quarter was $2.2 million.
•Ended the third quarter of 2023 with $86.3 million in cash, cash equivalents and marketable investment securities and $23.5 million available to draw under the asset-based credit facility, or total liquidity of $109.8 million. In addition, in October 2023, Myriad Genetics exercised its option to increase the maximum principal amount of its asset-based credit facility by $25.0 million to a total of $115.0 million.

Business Performance and Highlights:

Oncology
The Myriad Genetics Oncology business provides hereditary cancer testing, including the MyRisk® hereditary cancer test for patients who have cancer. It also provides tumor profiling products such as the myChoice® CDx companion diagnostic test, the Prolaris® prostate cancer test, Precise™ Tumor molecular profile test and the EndoPredict® breast cancer prognostic test. The Oncology business delivered revenue of $76.6 million in the third quarter of 2023.
•Third quarter hereditary cancer testing revenue and volumes in Oncology grew 21% and 15% year-over-year, respectively.
•Prolaris continued to see healthy demand as third quarter testing revenue and volumes grew 18% and 9% year-over-year, respectively. UnitedHealthcare has recently issued a positive medical policy covering Prolaris in the biopsy setting for all risk groups. This policy will take effect on January 1, 2024.
•Announced a collaboration with Memorial Sloan Kettering Cancer Center (MSK) to study the use of minimal residual disease (MRD) testing in breast cancer. The research project will use Myriad Genetics' MRD testing platform, a tumor-informed high-definition assay that uses whole-genome sequencing to achieve high sensitivity and specificity for circulating tumor DNA (ctDNA). Myriad Genetics' MRD test was selected for its anticipated higher sensitivity and specificity than many other ctDNA offerings.
•Integrated Absolute Risk Reduction (ARR) into the Prolaris Prostate Cancer Prognostic Test to help patients and providers make personalized treatment decisions regarding hormone therapy. Prolaris is the only biomarker test to quantify the benefits of adding androgen deprivation therapy (ADT) to radiation therapy (RT)2.

Women’s Health
The Myriad Genetics Women’s Health business serves women of all ancestries by assessing their risk of cancer and offers prenatal testing solutions for those who are pregnant or planning a family. The Women’s Health business delivered revenue of $79.6 million in the third quarter of 2023.
•Third quarter hereditary cancer testing volumes in Women's Health grew 22% year-over-year, driven by competitive account wins and increased adoption by providers of MyRisk for patients whose family history puts them at a higher risk for cancer.
•Excluding contributions from the SneakPeek Early Gender DNA Test, prenatal testing volumes in the third quarter of 2023 grew 20% year-over-year.
•In collaboration with Onsite Women’s Health, a leading national provider of breast health services, we announced the launch of a new breast cancer risk assessment program to help more women understand their breast cancer risk. This program combines diagnostic imaging and genetic risk assessment utilizing MyRisk with RiskScore® and patient education. The program is expected to enable affordable access to genetic testing and deliver personalized insights to better inform clinical decisions for millions of potential patients.
•MyRisk Hereditary Cancer Test with RiskScore now incorporates breast density using Tyrer-Cuzick version 8 (TCv8) to provide patients and providers with a more comprehensive look at their five-year and remaining lifetime risk for breast cancer. MyRisk with RiskScore is the first breast cancer risk model that includes breast density, personal/family clinical history and a polygenic risk score (PRS) based on genetically determined ancestry.
•As of October 2023, Myriad Genetics sold over 1 million SneakPeek Early Gender DNA Tests.
Pharmacogenomics
The Myriad Genetics Pharmacogenomics business consists of the GeneSight test that covers 64 medications commonly prescribed for depression, anxiety, attention deficit hyperactivity disorder, and other psychiatric conditions. GeneSight helps physicians understand how genetic alterations impact patient response to antidepressants and other drugs. In the pharmacogenomics category, the GeneSight test recorded revenue of $35.7 million in the third quarter of 2023.
•In the third quarter, Myriad Genetics added approximately 4,000 clinicians who ordered GeneSight for the first time.
•Enhanced GeneSight report will now include information on how a patient's smoking status may impact their body's metabolism of certain medications.

•Presented positive preliminary results from Phase 1 of a multi-phase study designed to better understand GeneSight's ability to improve clinical outcomes and reduce healthcare costs. Based on data from over 20,000 patients in the Optum Labs Data Warehouse, in the first 180 days post GeneSight testing, total hospitalizations decreased by more than 25% and psychiatric hospitalizations decreased by more than 35%. Additional data and detail from this study is expected to be published in 2024.
•Building on a 2020 meta-analysis of the clinical utility of the GeneSight test, which included four prospective, controlled studies and 1,556 unique patients, Myriad Genetics has incorporated additional published studies to further measure the utility of combinatorial pharmacogenomics testing for the treatment of major depressive disorder (MDD). This updated meta-analysis continues to show that access to GeneSight improved MDD response and remission rates.

Liquidity and Cash Flow
In October 2023, Myriad Genetics exercised its option to increase the size of its asset-based credit facility (the “ABL Facility”) by $25 million to $115 million.

(in millions)
Total cash and cash equivalents at end of third quarter of 2023*	$86.3
Amount available to draw currently under the asset-based credit facility**	28.2
Estimated capital expenditures, capitalization of internal-use software costs and cash flow from operations in the fourth quarter of 2023	(7.0)
Estimated total available cash and cash equivalents and availability under credit facility at year end 2023	$107.5

* Cash and cash equivalents at the end of the third quarter of 2023 reflects the initial cash payment for the securities class action settlement ($20 million.) ** The Company increased the size of the ABL Facility by $25 million to $115 million in October 2023.

Footnotes:
1 - Change of estimates may include both positive and negative adjustments primarily driven by changes in the estimated transaction price due to contractual adjustments, actual cash collections, and obtaining updated information from payors and patients that was unknown at the time revenue was recognized
2 - Tward JD, et al. Predicting Absolute Benefit in Risk of Metastasis of Androgen Deprivation Therapy added to Radiation Therapy in Patients with Newly Diagnosed Prostate Cancer. JCO 41, no. 16_suppl (June 01, 2023)5030

Financial Guidance
Myriad Genetics updates its 2023 revenue and non-GAAP financial guidance, as stated in the table below.*

(in millions, except per share amounts)	FY 2023	FY 2023 Comments

Revenue	$747 - $753	Raised the 2023 revenue guidance range. Revenue growth range now 10% - 11% over 2022.
Gross margin %	69% - 70%	Raised mid-point of GM range to be approximately 69.5%
GAAP OPEX	$774 - $779	Increase in GAAP operating expenses include expected costs of approximately $34 million associated with the settlement of the Ravgen litigation and an additional $5 million in non-cash amortization associated with acquisitions.
Adjusted OPEX	$548 - $553	Narrowing full year range with one quarter remaining in the year. Mid-point of range moves modestly higher from prior guidance.
GAAP EPS	$(3.15) - $(3.07)	Decrease in GAAP EPS includes expected costs of approximately $34 million associated with the settlement of the Ravgen litigation and an additional $5 million in non-cash amortization associated with acquisitions.
Adjusted EPS	$(0.33) - $(0.28)	Narrowing full year range with one quarter remaining in the year. Reiterate reaching positive adjusted profitability and adjusted operating cash flow in the fourth quarter 2023.
*Assumes currency rates as of November 6, 2023

Myriad Genetics' fiscal year 2023 non-GAAP guidance begins with the comparable GAAP financial measure and excludes the estimated impact of stock-based compensation expense of approximately $40.0 million, non-cash amortization associated with acquisitions of approximately $48.0 million and special items such as costs related to transformation initiatives of approximately $24.0 million, legal settlement costs of approximately $114.0 million, and tax adjustments of approximately $8.0 million.

In addition, Myriad Genetics introduces its 2024 revenue guidance of between $815 million and $835 million, or 9% - 11% growth over the mid-point of the 2023 revenue guidance range. Myriad Genetics also reiterates its long-term financial targets presented at its investor event on September 19, 2023, which includes targeted annual revenue growth of 10%+, gross margins of 70%+, annual growth in selling, general and administrative spend of 5%-6% and positive adjusted operating income and adjusted cash flow in 2024 through 2026. Furthermore, Myriad Genetics expects a significant reduction in capital expenditures and costs associated with transformation initiatives in 2024 compared to 2023.

These projections are forward-looking statements and are subject to the risks summarized in the safe harbor statement at the end of this press release.

Conference Call and Webcast
A conference call will be held today, Monday, November 6, 2023, at 4:30 p.m. ET to discuss Myriad Genetics’ financial results and business developments for the third quarter 2023. The dial-in number for domestic callers is 1-800-771-6781. International callers may dial 1-212-231-2900. All callers will be asked to reference reservation number 22028316. An archived replay of the call will be available for seven days by dialing 1-800-633-8284 and entering the reservation number above. The conference call and slide presentation will be available through a live webcast at www.myriad.com.

About Myriad Genetics
Myriad Genetics is a leading genetic testing and precision medicine company dedicated to advancing health and well-being for all. Myriad Genetics provides insights that help people take control of their health and enable healthcare providers to better detect, treat, and prevent disease. Myriad Genetics develops and offers genetic tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where critical genetic insights can significantly improve patient care and lower healthcare costs. For more information, visit www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, BRACAnalysis CDx, Colaris, ColarisAP, MyRisk, Myriad myRisk, MyRisk Hereditary Cancer, myChoice, Tumor BRACAnalysis CDx, MyChoice CDx, Prequel, Prequel with Amplify, Amplify, Foresight, Precise, FirstGene, SneakPeek, SneakPeek Early Gender DNA Test, Health.Illuminated., RiskScore, Prolaris, GeneSight, and EndoPredict are registered trademarks or trademarks of Myriad Genetics, Inc. All third-party marks—® and ™—are the property of their respective owners. © 2023 Myriad Genetics, Inc. All rights reserved.

Revenue by Product (Unaudited):

	Three months ended September 30,
(in millions)	2023					2022
	WH	ONC	PGx	Other	Total	WH	ONC	PGx	Other	Total	% Change
Hereditary Cancer	$40.1	$46.4	$—	$—	$86.5	$32.2	$38.3	$—	$—	$70.5	23%
Tumor Profiling	—	30.2	—	—	30.2	—	30.8	—	—	30.8	(2)%
Prenatal	39.5	—	—	—	39.5	22.1	—	—	—	22.1	79%
Pharmacogenomics	—	—	35.7	—	35.7	—	—	33.0	—	33.0	8%
Total Revenue	$79.6	$76.6	$35.7	$—	$191.9	$54.3	$69.1	$33.0	$—	$156.4	23%

	Nine months ended September 30,
(in millions)	2023					2022
	WH	ONC	PGx	Other	Total	WH	ONC	PGx	Other	Total	% Change
Hereditary Cancer	$107.5	$131.4	$—	$—	$238.9	$102.4	$118.2	$—	$—	$220.6	8%
Tumor Profiling	—	103.5	—	—	103.5	—	96.9	—	—	96.9	7%
Prenatal	111.3	—	—	—	111.3	87.3	—	—	—	87.3	27%
Pharmacogenomics	—	—	102.9	—	102.9	—	—	95.5	—	95.5	8%
Other	—	—	—	—	—	—	—	—	0.3	0.3	(100)%
Total Revenue	$218.8	$234.9	$102.9	$—	$556.6	$189.7	$215.1	$95.5	$0.3	$500.6	11%

Business Units:
WH = Women’s Health
ONC = Oncology
PGx = Pharmacogenomics

Product Categories:
Hereditary Cancer – MyRisk, BRACAnalysis, BRACAnalysis CDx
Tumor Profiling – myChoice CDx, Prolaris, EndoPredict
Prenatal – Foresight, Prequel, SneakPeek
Pharmacogenomics – GeneSight

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
	(unaudited)
Testing revenue	$191.9	$156.4	$556.6	$500.6
Costs and expenses:
Cost of testing revenue	57.6	50.4	174.6	148.1
Research and development expense	24.0	20.5	67.7	62.0
Selling, general, and administrative expense	136.1	130.5	428.5	368.2
Legal charges pending settlement	34.3	—	111.8	—
Goodwill and long-lived asset impairment charges	—	—	—	10.7
Total costs and expenses	252.0	201.4	782.6	589.0
Operating loss	(60.1)	(45.0)	(226.0)	(88.4)
Other income (expense):
Interest income	0.6	1.1	1.8	1.6
Interest expense	(1.0)	(0.8)	(2.0)	(2.3)
Other	(0.7)	0.5	(3.7)	0.6
Total other expense, net	(1.1)	0.8	(3.9)	(0.1)
Loss before income tax	(61.2)	(44.2)	(229.9)	(88.5)
Income tax expense (benefit)	0.1	(9.1)	2.2	(18.8)
Net loss	$(61.3)	$(35.1)	$(232.1)	$(69.7)
Net loss per share:
Basic and diluted	$(0.75)	$(0.43)	$(2.84)	$(0.87)
Weighted average shares outstanding:
Basic and diluted	81.9	80.7	81.6	80.4

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions, except share information)

	September 30, 2023	December 31, 2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$76.0	$56.9
Marketable investment securities	10.3	58.0
Trade accounts receivable	115.2	101.6
Inventory	25.1	20.1
Prepaid taxes	17.5	17.6
Prepaid expenses and other current assets	21.3	20.4
Total current assets	265.4	274.6
Operating lease right-of-use assets	104.0	103.9
Long-term marketable investment securities	—	54.8
Property, plant and equipment, net	120.7	83.4
Intangibles, net	356.6	379.7
Goodwill	286.6	286.8
Other assets	15.8	15.5
Total assets	$1,149.1	$1,198.7
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	33.9	28.8
Accrued liabilities	157.6	94.3
Current maturities of operating lease liabilities	17.8	14.1
Total current liabilities	209.3	137.2
Unrecognized tax benefits	29.6	26.8
Long-term deferred taxes	2.7	3.5
Long-term debt	38.5	—
Noncurrent operating lease liabilities	145.1	130.9
Other long-term liabilities	40.5	14.5
Total liabilities	465.7	312.9
Commitments and contingencies
Stockholders’ equity:
Common stock, 82.1 million and 81.2 million shares outstanding at September 30, 2023 and December 31, 2022, respectively	0.8	0.8
Additional paid-in capital	1,286.2	1,260.1
Accumulated other comprehensive loss	(5.3)	(8.9)
Accumulated deficit	(598.3)	(366.2)
Total stockholders' equity	683.4	885.8
Total liabilities and stockholders’ equity	$1,149.1	$1,198.7

MYRIAD GENETICS, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)

	Nine months ended September 30,
	2023	2022
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(232.1)	$(69.7)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	46.8	39.0
Non-cash lease expense	8.6	8.6
Stock-based compensation expense	30.3	29.9
Deferred income taxes	(1.7)	(22.0)
Unrecognized tax benefits	2.8	0.1
Net realized losses on marketable investment securities	1.5	—
Impairment of goodwill and long-lived assets	—	10.7
Other non-cash adjustments	3.0	2.4
Changes in assets and liabilities:
Prepaid expenses and other current assets	(1.8)	0.4
Trade accounts receivable	(13.7)	(12.8)
Inventory	(5.0)	(4.4)
Prepaid taxes	0.2	0.5
Other assets	(0.2)	(0.9)
Tenant improvement allowance received	16.3	8.6
Accounts payable	2.2	(1.1)
Accrued expenses and other liabilities	86.4	(83.4)
Deferred revenue	0.2	(4.9)
Net cash used in operating activities	(56.2)	(99.0)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(53.2)	(30.7)
Capitalization of internal-use software costs	(6.6)	—
Purchases of marketable investment securities	—	(98.8)
Proceeds from maturities and sales of marketable investment securities	103.7	87.6
Net cash provided by (used in) investing activities	43.9	(41.9)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from common stock issued under stock-based compensation plans	—	3.9
Payment of tax witheld for common stock issued under stock-based compensation plans	(7.3)	(9.1)
Proceeds from revolving credit facility	40.0	—
Fees associated with issuance of revolving credit facility	(1.6)	—
Fees associated with refinancing of revolving credit facility	—	(0.7)
Payment on finance leases	(0.1)	—
Net cash provided by (used in) financing activities	31.0	(5.9)
Effect of foreign exchange rates on cash, cash equivalents, and restricted cash	(0.1)	(1.3)
Net increase (decrease) in cash, cash equivalents, and restricted cash	18.6	(148.1)
Cash, cash equivalents, and restricted cash at beginning of the period	66.4	258.8
Cash, cash equivalents, and restricted cash at end of the period	$85.0	$110.7

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including the company's updated fiscal year 2023 financial guidance, 2024 revenue guidance and long-term financial targets through 2026, the company's goal of adjusted profitability by the fourth quarter of 2023 and sustainable 10%+ annual revenue growth, and that the new breast cancer risk assessment program with Onsite Women's Health is expected to enable affordable access to genetic testing and deliver personalized insights to better inform clinical decisions for millions of potential patients These “forward-looking statements” are management’s present expectations of future events as of the date hereof and are subject to a number of known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially and adversely from those anticipated. These risks include, but are not limited to: the risk that sales and profit margins of the company’s existing tests may decline or that the company may not be able to operate its business on a profitable basis; risks related to the company’s ability to achieve certain revenue growth targets and generate sufficient revenue from its existing product portfolio or in launching and commercializing new tests to be profitable; risks related to changes in governmental or private insurers’ coverage and reimbursement levels for the company’s tests or the company’s ability to obtain reimbursement for its new tests at comparable levels to its existing tests; risks related to increased competition and the development of new competing tests; the risk that the company may be unable to develop or achieve commercial success for additional tests in a timely manner, or at all; the risk that the company may not successfully develop new markets or channels for its tests, including the company’s ability to successfully generate substantial revenue outside the United States; the risk that licenses to the technology underlying the company’s tests and any future tests are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with constructing and operating the company’s laboratory testing facilities; risks related to public concern over genetic testing in general or the company’s tests in particular; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of the healthcare system or healthcare payment systems; risks related to the company’s ability to obtain new corporate collaborations or licenses and acquire or develop new technologies or businesses on satisfactory terms, if at all; risks related to the company’s ability to successfully integrate and derive benefits from any technologies or businesses that it licenses, acquires or develops; the risk that the company is not able to secure additional financing to fund its business, if needed, in a timely manner or on favorable terms, if it all; risks related to the company’s projections or estimates about the potential market opportunity for the company’s current and future products; the risk that the company or its licensors may be unable to protect or that third parties will infringe the proprietary technologies underlying the company’s tests; the risk of patent-infringement claims or challenges to the validity of the company’s patents; risks related to changes in intellectual property laws covering the company’s tests, or patents or enforcement, in the United States and foreign countries; risks related to security breaches, loss of data and other disruptions, including from cyberattacks; risks of new, changing and competitive technologies in the United States and internationally and that the company may not be able to keep pace with the rapid technology changes in its industry, or properly leverage new technologies to achieve or sustain competitive advantages in its products; the risk that the company may be unable to comply with financial operating covenants under the company’s credit or lending agreements; risks related to the company’s inability to achieve and maintain effective disclosure controls and procedures and internal control over financial reporting; risks related to current and future investigations, claims or lawsuits, including derivative claims, product or professional liability claims, including the risk that the court does not approve the settlement of the class action lawsuit, and risks related to the amount of the company's insurance coverage limits and scope of insurance coverage with respect thereto; and other factors discussed under the heading “Risk Factors” contained in Item 1A of the company’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (SEC) on March 1, 2023 as updated in the company's Quarterly Report on Form 10-Q filed with the SEC on May 4, 2023 and the company's Quarterly Report on Form 10-Q filed with the SEC on August 4, 2023, as well as any further updates to those risk factors filed from time to time in the company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Myriad Genetics is not under any obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

Statement regarding use of non-GAAP financial measures
In this press release, the company’s financial results and financial guidance are provided in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of the company’s core operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and to manage the company’s business. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the schedules below and a description of the adjustments made to the GAAP financial measures is included at the end of the schedules.
The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Non-GAAP financial results are reported in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Reconciliation of GAAP to Non-GAAP Financial Measures
for the Three and Nine Months ended September 30, 2023 and 2022
(unaudited data in millions, except per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Adjusted Gross Margin
GAAP Gross Profit (1)	$134.3	$106.0	$382.0	$352.5
Acquisition - amortization of intangible assets	0.4	—	1.0	—
Equity compensation	0.4	0.4	1.1	1.0
Transformation initiatives	—	—	0.2	—
Adjusted Gross Profit	$135.1	$106.4	$384.3	$353.5
Adjusted Gross Margin	70.4%	68.0%	69.0%	70.6%
(1) Consists of total revenues less cost of testing from the Condensed Consolidated Statements of Operations.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Adjusted Operating Expenses
GAAP Operating Expenses (1)	$194.4	$151.0	$608.0	$440.9
Acquisition - amortization of intangible assets	(10.3)	(10.1)	(31.0)	(30.4)
Goodwill and long-lived asset impairment charges	—	—	—	(10.7)
Equity compensation	(11.3)	(9.0)	(29.2)	(28.7)
Transformation initiatives	(2.8)	(4.7)	(20.6)	(12.4)
Legal charges, net of insurance reimbursement	(35.1)	—	(113.3)	12.9
Other adjustments	2.4	(0.2)	1.6	0.7
Adjusted Operating Expenses	$137.3	$127.0	$415.5	$372.3
(1) Consists of research and development expense, selling, general, and administrative expense, and goodwill and long-lived asset impairment charges from the Condensed Consolidated Statements of Operations.

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Adjusted Operating Income (Loss)
GAAP Operating Loss	$(60.1)	$(45.0)	$(226.0)	$(88.4)
Acquisition - amortization of intangible assets	10.7	10.1	32.0	30.4
Goodwill and long-lived asset impairment charges	—	—	—	10.7
Equity compensation	11.7	9.4	30.3	29.6
Transformation initiatives	2.8	4.7	20.8	12.4
Legal charges, net of insurance reimbursement	35.1	—	113.3	(12.9)
Other adjustments	(2.4)	0.2	(1.6)	(0.7)
Adjusted Operating Loss	$(2.2)	$(20.6)	$(31.2)	$(18.9)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Adjusted Net Income (Loss) (1)
GAAP Net Loss	$(61.3)	$(35.1)	$(232.1)	$(69.7)
Acquisition - amortization of intangible assets	10.7	10.1	32.0	30.4
Goodwill and long-lived asset impairment charges	—	—	—	10.7
Equity compensation	11.7	9.4	30.3	29.6
Transformation initiatives	2.8	4.7	20.8	12.4
Legal charges, net of insurance reimbursement	35.1	—	113.3	(12.9)
Other adjustments	(1.7)	0.2	—	(0.7)
Tax adjustments	0.4	(4.5)	9.6	(14.3)
Adjusted Net Loss	$(2.3)	$(15.2)	$(26.1)	$(14.5)
Weighted average shares outstanding:
Basic	81.9	80.7	81.6	80.4
Diluted	81.9	80.7	81.6	80.4
Adjusted Earnings Per Share
Basic	$(0.03)	$(0.19)	$(0.32)	$(0.18)
Diluted	$(0.03)	$(0.19)	$(0.32)	$(0.18)
(1) To determine Adjusted Earnings Per Share, or adjusted EPS.

Adjusted Free Cash Flow Reconciliation
for the Three and Nine Months Ended September 30, 2023 and 2022
(unaudited data in millions)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Cash flow from operations	$(26.6)	$(1.8)	$(56.2)	$(99.0)
Transformation initiatives	2.8	4.7	15.1	12.4
Legal charges, net of insurance reimbursement	21.1	—	23.3	49.9
Other adjustments	—	—	0.4	—
Adjusted operating cash flow	$(2.7)	$2.9	$(17.4)	$(36.7)
Capital expenditures	(10.9)	(17.7)	(53.2)	(30.7)
Capitalization of internal-use software costs	(2.1)	—	(6.6)	—
Adjusted free cash flow	$(15.7)	$(14.8)	$(77.2)	$(67.4)

Following is a description of the adjustments made to GAAP financial measures:
•Acquisition – amortization of intangible assets – represents recurring amortization charges resulting from the acquisition of intangible assets.
•Goodwill and long-lived asset impairment charges – impairment charges on long-lived assets and goodwill.
•Equity compensation – non-cash equity-based compensation provided to Myriad Genetics employees and directors.
•Transformation initiatives – transitory costs such as consulting and professional fees related to transformation initiatives, additional rent as a result of the build-out of the company's new laboratories in Salt Lake City, Utah and in South San Francisco, California, while maintaining its current laboratories in those locations, re-location costs of equipment to new laboratories, severance costs, and accelerated depreciation in connection with the company's decision to cease the use of its former corporate headquarters in Salt Lake City, Utah. With respect to the adjusted free cash flow reconciliation, the cash flow effect of transformation initiatives excludes non-cash items such as accelerated depreciation.
•Legal charges, net of insurance reimbursement – one-time legal expenses, net of insurance reimbursement. For the three months ended September 30, 2023, legal charges, net of insurance reimbursement primarily relates to a $34.0 million settlement of the Ravgen litigation, of which $21.25 million of payment is contingent upon certain future events. For the nine months ended September 30, 2023, legal charges, net of insurance reimbursement primarily includes the amounts related to the settlement of the Ravgen litigation and a $77.5 million settlement of the securities class action lawsuit. For the nine months ended September 30, 2022, legal charges, net of insurance reimbursement includes the gain from reimbursement of prior legal expenses and settlements. With respect to the adjusted free cash flow reconciliation, the cash flow effect includes cash paid for settlements in the related period.
•Other adjustments – other one-time non-recurring expenses including consulting and professional fees related to prior year acquisitions, changes in the fair value of contingent consideration related to acquisitions from prior years and reclassifications of cumulative translation adjustments to income upon liquidation of an investment in a foreign entity.
•Tax adjustments – tax expense/(benefit) due to non-GAAP adjustments, differences between stock compensation recorded for book purposes as compared to the allowable tax deductions, and valuation allowance recognized against federal and state deferred tax assets in the United States. A valuation allowance of $37.2 million was not recognized for non-GAAP purposes given the company's historical and forecasted positive earnings performance.